EXHIBIT 16.1

June 12, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Concrete Leveling Systems, Inc.
Commission File No. 001-36268

Ladies and Gentlemen:

We have read the statements made by Concrete Leveling Systems, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated June 12, 2026, to be filed with the Securities and Exchange Commission, regarding our dismissal as the Company’s independent registered public accounting firm.

We agree with the statements made in Item 4.01(a) insofar as they relate to our Firm.

Very truly yours,